EMPLOYMENT AGREEMENT

          This Employment Agreement (the “Agreement”) is dated as of August 31, 2000 by and between Allen E. Symington (“Executive”) and Pope Resources, a Delaware Limited Partnership (the “Company”).

          1.       Term of Agreement.  This Agreement shall commence on the date hereof and shall have a term of three (3) years (the “Term”).  This Agreement may be terminated by either party, with or without cause, in accordance with Section 4 of this Agreement, on 30 days’ written notice to the other party.

          2.       Employment.  Executive shall be employed as Chairman and Chief Executive Officer, and will report directly to the Company’s Board of Directors.  Executive shall have general and active management and control of the affairs and business of the Company, and in general shall perform all duties commonly incident to the office of Chief Executive Officer or which are or may at any time be authorized or required by law or determined by the Board of Directors of the Company.  In addition, Executive, as a specific primary priority, shall devote substantial time and attention to furthering the development of the Company’s other senior executives and enhancing their ability to assume more substantial and expanded responsibilities, with a goal of assuring that a successor CEO is fully prepared to commence serving in that capacity at the end of the Term.  During the term of Executive’s employment relationship with the Company, Executive further agrees that he will devote substantially all of his business time and attention to the business of the Company, except during vacation time, any periods of illness and authorized leaves of absence.  Executive shall be permitted to engage in outside business endeavors, provided that they are not competitive in any manner with the business of the Company, and do not interfere with the performance of Executive’s duties.  In accordance with the governing documents of Pope MGP, Inc, Executive will also serve on the Board of Directors of Pope MGP, Inc. while he serves as Chief Executive Officer of the Company.

          3.       Compensation.  For the duties and services to be performed by Executive hereunder, the Company shall pay Executive, and Executive agrees to accept, the salary, stock options, bonuses and other benefits described below in this Section 3.

                    (a)      Base Salary.  Executive shall receive a monthly salary of $16,667, which is equivalent to $200,000 on an annualized basis.  Executive’s monthly salary will be payable in equal payments pursuant to the Company’s normal payroll practices.

                    (b)      Unit Options and Other Incentive Programs.  As of September 28, 2000 (with pricing as of the close of business on September 27, 2000), , Executive shall be granted special options to purchase 45,000 units of the Company’s Units pursuant to the terms and conditions of the Company’s Unit Option Plan, modified to permit Executive to have his units vest over the three (3) years of employment, one third (1/3) per year, and to have four (4) years instead of two (2) years after employment termination to exercise vested options

The Company will provide Executive with a copy of the Unit Option Plan and an Individual Unit Option Letter Agreement, which will govern and more fully articulate the terms and provisions applicable to Executive’s options.  Except as specifically provided otherwise in this Agreement, Executive’s Individual Unit Option Agreement will contain the terms and provisions customarily applicable to options granted to the Company’s executive employees.  This grant of special options is in lieu of Executive’s participation in the Company’s annual executive option grant program, and Executive shall not receive additional options during the term of this Agreement.

                     (c)     Bonuses.  An annual target bonus of forty-five percent (45%) of base salary shall be payable to Executive based on the attainment of such performance objectives as may be agreed upon between the Executive and the Board of Directors.  Such bonus, if earned, shall be paid within sixty (60) days after the end of each fiscal year.  Upon execution of this Agreement and commencement of employment, the Company shall pay to Executive a signing bonus in the gross amount of Twenty-five Thousand Dollars ($25,000.00).

                    (d)      Additional Benefits.  Executive will be eligible to participate in the Company’s executive benefit plans of general application, including without limitation, those plans covering medical, disability and life insurance in accordance with the rules established for individual participation in any such plan and under applicable law.  Executive will be eligible for four (4) weeks of paid vacation annually.  Such vacation must be used in the calendar year in which it is accrued, and may not be carried over to subsequent calendar years without the express approval of the Board of Directors, and, further, in no event at any time may Executive have more than four (4) weeks of accrued but unused vacation.  Any vacation which is accrued but not used or approved for carry-over as provided herein shall be forfeited.  Executive may take up to one additional week of vacation annually provided that the needs of the business allow it.  Executive shall be entitled to sick leave in accordance with the policies in effect during the term of this Agreement and will receive such other benefits as the Company generally provides to its other Executives of comparable position and experience, including, without limitation, the Long-Term Incentive Plan.

                    (e)      Reimbursement of Expenses.  Executive shall be authorized to incur on behalf and for the benefit of, and shall be reimbursed by, the Company for reasonable expenses, provided that such expenses are substantiated in accordance with Company policies.  Reimbursement shall be made no later than thirty (30) days after Executive submits the appropriate vouchers and receipts for such expenses.

          4.       Termination of Employment and Severance Benefits.

                    (a)      Termination of Employment.  This Agreement may be terminated during its Term (or any extension thereof) upon the occurrence of any of the following events:

                              (i)       The Company’s determination in good faith that it is terminating Executive for Cause (as defined in Section 5 below) (“Termination for Cause”);

                              (ii)      The Company’s determination that it is terminating Executive without Cause, which determination may be made by the Company at any time at the Company’s sole discretion, for any or no reason or the Company’s actions which Constructively Discharge Executive.  Constructive Discharge shall be deemed to occur if the Company assigns any duties or reduces Executives duties to levels inconsistent with the position of Chief Executive Officer, requires relocation to another city or requires an out-of-town assignment for more than 30 days.  Upon the occurrence of any of these events, Executive may at his option deem himself to be Constructively Discharged and terminate his employment.  Such termination by either party shall be considered (“Termination Without Cause”);

                              (iii)     The effective date of a written notice sent to the Company from Executive stating that Executive is electing to terminate his employment with the Company (“Voluntary Termination”); or

                               (iv)    Following Executive’s death or Disability (as defined in Section 6 below).

                    (b)      Severance Benefits.  Executive shall be entitled to receive severance benefits upon termination of employment only as set forth in this Section 4(b):

                              (i)       Voluntary Termination.  If Executive’s employment terminates by Voluntary Termination, then Executive shall not be entitled to receive payment of any severance benefits.  Executive will receive payment(s) for all salary and unpaid vacation accrued (subject to the provisions of subsection 3(d) above) as of the date of Executive’s termination of employment and Executive’s benefits will be continued under the Company’s then existing benefit plans and policies in accordance with such plans and policies in effect on the date of termination and in accordance with applicable law.

                              (ii)      Termination Without Cause.  If Executive’s employment is terminated under Section 4(a)(ii) above (such termination, an Termination Without Cause”), Executive will be entitled to receive payment of severance benefits equal to Executive’s regular monthly salary for the number of months remaining in the Term (the “Severance Period”).  Such payments shall be made in a lump sum or ratably over the Severance Period according to the Company’s standard payroll schedule, at the Executive’s option.  Executive will also be entitled to receive payment on the date of termination of any bonus payable under Section 3(c).  Health insurance benefits with the same coverage provided to Executive and his family prior to the termination (e.g. medical, dental, optical, mental health) and in all other respects significantly comparable to those in place immediately prior to the termination will be provided at the Company’s cost over the Severance Period.  Any unvested unit options held by Executive as of the date of Executive’s termination of employment shall continue to vest through the end of the Severance Period according to the vesting schedule set forth in any agreement between Executive and the Company governing the issuance to Executive of such options.  Executive will receive a prorated  amount of Executive’s target bonus for the fiscal year in which Termination Without Cause occurs based on the specific corporate and individual performance targets established for such fiscal year, and the duration of Executive’s active employment during such fiscal year.

                              (iii)     Termination for Cause.  If Executive’s employment is Terminated for Cause, then Executive shall not be entitled to receive payment of any severance benefits.  Executive will receive payment(s) for all salary and unpaid vacation accrued as of the date of Executive’s termination of employment and Executive’s benefits will be continued under the Company’s then existing benefit plans and policies in accordance with such plans and policies in effect on the date of termination and in accordance with applicable law.

                              (iv)     Termination by Reason of Death or Disability.  In the event that Executive’s employment with the Company terminates as a result of Executive’s death or Disability (as defined in Section 6 below), Executive or Executive’s estate or representative will receive all salary and unpaid vacation accrued as of the date of Executive’s death or Disability and any other benefits payable under the Company’s then existing benefit plans and policies in accordance with such plans and policies in effect on the date of death or Disability and in accordance with applicable law. In addition, Executive’s estate or representative will receive the amount of Executive’s target bonus for the fiscal year in which the death or Disability occurs to the extent that the bonus has been earned as of the date of Executive’s death or Disability, as determined by the Board of Directors or its Compensation Committee based on the specific corporate and individual performance targets established for such fiscal year.

          5.       Definition of Cause.  For purposes of this Agreement, Executive may be terminated for “Cause” by a majority vote of the Board of Directors as a result of the occurrence of one or more of the following:

                    (a)      Executive’s willful misconduct or gross negligence in performance of his duties hereunder, including Executive’s refusal to comply in any material respect with the legal directives of the Company’s Board of Directors so long as such directives are not inconsistent with the Executive’s position and duties, and such refusal to comply is not remedied within 20 working days after written notice from the Board of Directors, which written notice shall state that failure to remedy such conduct may result in Termination for Cause;

                    (b)      Dishonest or fraudulent conduct, a deliberate attempt to do an injury to the Company, or conduct that materially discredits the Company, including conviction of a felony; or

                    (c)      Executive’s theft or other misappropriation of the Company’s proprietary information.

          6.       Definition of Disability.  For purposes of this Agreement, “Disability” shall mean that Executive has been unable to perform his duties hereunder as the result of his incapacity due to physical or mental illness, and such inability, which continues for at least 120 consecutive calendar days or 180 calendar days during any consecutive twelve-month period, if shorter, after its commencement, is determined to be total and permanent by a physician selected by the Company and its insurers and acceptable to Executive or to Executive’s legal representative.  If the Company and the Executive cannot agree on the selection of a medical doctor, then each of them will select a medical doctor and the two medical doctors will select a third medical doctor who will determine whether Executive has a disability. The determination of the medical doctor selected under the terms of this Section 6 will be binding on both parties.  Executive must submit to a reasonable number of examinations by the medical doctor making the determination of Disability under this Section 6 and Executive hereby authorizes the disclosure and release to the Company of such determination and all supporting medical records.  If Executive is not legally competent, Executive’s legal guardian or duly authorized attorney-in-fact will act in Executive’s stead, under this Section 6, for purposes of submitting Executive to the examinations, and providing the authorization of disclosure, required under this Section 6.

          7.       Confidentiality.  During the Term and thereafter, Executive shall keep secret and retain in strictest confidence, and shall not, without the prior written consent of the Company, furnish, make available or disclose to any third party (except in furtherance of the Company’s business activities and for the sole benefit of the Company or by legal compulsion) or use for the benefit of himself or any third party, any Confidential Information.  As used in this Agreement, “Confidential Information” shall mean information relating to the business or affairs of the Company or its affiliates relating to its or their business which is not generally known to persons in businesses similar to the Company’s business, including but not limited to information relating to financial statements, customer identities, potential customers, employees, suppliers, manufacturing and servicing methods, equipment, programs, strategies and information, analyses, profit margins, cost basis, or other proprietary information used by the Company in connection with its business; provided, however, that Confidential Information shall not include any information which is in the public domain or becomes known in the industry through no wrongful act on the part of Executive or is previously known by the Executive or disclosed to the Executive by a third party.  Executive acknowledges that the Confidential Information is confidential and proprietary to the Company.  Executive hereby agrees that during and after the term of this Agreement, he shall deliver possession to the Company on termination of this Agreement, or at any time on request by the Company, all Confidential Information and all documents, writings, and other things of every kind and description prepared or acquired in connection with Company business or at Company expense or in the course of Employee’s employment or that contain Company proprietary information including all copies of the same.

          8.       Noncompetition Covenant.  Executive hereby agrees that he shall not, during the term of his employment pursuant to this Agreement and for a period of twelve (12) months following the date of termination of such employment, do any of the following without the prior written consent of the Company’s Board of Directors:

                    (a)      Solicit Business.  Solicit or influence or attempt to influence any Customer, either directly or indirectly, to direct their purchase of timber management or consulting services of or similar to the type of such services which have been provided by the Company to that Customer, to any person, firm, corporation, institution or other entity which competes with the Company in providing such services.  "Customers" shall be Hancock, Pioneer and those entities for whom the Company has provided such timber management or consulting services in the immediately preceding 24 months. This provision shall not prevent Executive from being employed as an officer, director or executive with a competing timber company or prevent executive from conducting management consulting or investment banking activities, including working on or consulting on acquisitions with firms competing with the Company, provided that his activities are not directed at providing such timber management or consulting services to Customers.

                    (b)      Solicit Personnel.  Solicit or influence or attempt to influence any person employed by the Company to terminate or otherwise cease his or her employment with the Company or become an executive of any competitor of the Company

          9.       Conflicts.  Executive represents that his performance of all the terms of this Agreement will not breach any other agreement to which Executive is a party.  Executive has not, and will not during the term of this Agreement, enter into any oral or written agreement in conflict with any of the provisions of this Agreement.

          10.     Successors.  Any successor to the Company (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets shall assume the obligations under this Agreement and agrees expressly to perform the obligations under this Agreement in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession.  The terms of this Agreement and all of Executive’s rights hereunder shall inure to the benefit of, and be enforceable by, Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

          11.     Miscellaneous Provisions.

                    (a)      No Duty to Mitigate.  Executive shall not be required to mitigate the amount of any payment contemplated by this Agreement (whether by seeking new employment or in any other manner), nor, except as otherwise provided in this Agreement, shall any such payment be reduced by any earnings that Executive may receive from any other source.

                    (b)      Amendments and Waivers.  Any term of this Agreement may be amended or waived only with the written consent of the parties.

                    (c)      Sole Agreement.  This Agreement and all agreements set forth in this Agreement, including any Exhibits hereto, constitutes the sole agreement of the parties and supersedes all oral negotiations and prior writings with respect to the subject matter hereof.

                    (d)      Notices.  Any notice required or permitted by this Agreement shall be in writing and shall be deemed sufficient upon receipt, when delivered personally or by a nationally-recognized delivery service (such as Federal Express or UPS), or 48 hours after being deposited in the U.S. mail as certified or registered mail with postage prepaid, if such notice is addressed to the party to be notified at such party’s address as set forth below or as subsequently modified by written notice.

                    (e)      Choice of Law.  The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Washington, without giving effect to the principles of conflict of laws.

                    (f)       Severability.  If one or more provisions of this Agreement are held to be unenforceable under applicable law, the parties agree to renegotiate such provision in good faith.  In the event that the parties cannot reach a mutually agreeable and enforceable replacement for such provision, then (i) such provision shall be excluded from this Agreement, (ii) the balance of the Agreement shall be interpreted as if such provision were so excluded and (iii) the balance of the Agreement shall be enforceable in accordance with its terms.

                    (g)      Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.

                    (h)      Counsel.  Executive acknowledge that he has had the opportunity to review this Agreement with legal counsel and has done so to the extent he deems it appropriate.  Executive shall be reimbursed for the cost of his Attorney’s fees for the review of this Agreement by the Company pursuant to paragraph 3 (e) of this Agreement.  Each party represents and warrants to the other that it has reviewed, knows and understands and agrees with the terms and conditions of this Agreement.

                    (i)       Arbitration.  Any dispute or claim arising out of or in connection with this Agreement will be finally settled by binding arbitration in Seattle, Washington in accordance with the rules of the American Arbitration Association by one arbitrator appointed in accordance with said rules.  The arbitrator shall apply Washington law, without reference to rules of conflicts of law or rules of statutory arbitration, to the resolution of any dispute.  Judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof.  Each party shall bear their own legal fees in connection with any such arbitration.  Notwithstanding the foregoing, the parties may apply to any court of competent jurisdiction for preliminary or interim equitable relief, or to compel arbitration in accordance with this paragraph, without breach of this arbitration provision..  The parties, their representatives, other participants and the mediator or arbitrator shall hold the existence, content and result of any arbitration in confidence.  This Section 11(i) shall not be construed to prohibit either party from seeking injunctive relief for actual or threatened violations of Sections 7 or 8 of this Agreement.

                     (j)      Survival. The rights and obligations of the Executive and the Company under Sections 7 and 8 shall survive the termination or expiration of this Agreement.

          The parties have executed this Agreement the date first written above.

POPE RESOURCES
By: /s/ Peter T. Pope
Peter T. Pope
Chairman of Human Resource

ALLEN E. SYMINGTON
By: /s/ Allen E. Symington
Allen E. Symington